Exhibit 99.1

CONFIDENTIAL

Organovo, Inc. 6275 Nancy Ridge Drive Suite 110 San Diego, CA 92121

July 29, 2016

Craig Kussman

13363 Caminito Mendiola

San Diego, CA 92130

Dear Craig,

On behalf of Organovo Inc., (“Organovo”) it is a great pleasure to extend you an offer of employment as, Chief Financial Officer, reporting to me. In making this offer, we are expressing our enthusiastic support for the skills and commitment you will bring to our exciting team. We are pleased to offer you the following:

Salary: Your bi-weekly base salary for this exempt position will be $ 14,423.08 totaling $375,000 per year subject to deductions and income tax withholding as required by law or the policies of the company. Future increases will be awarded on the basis of performance.

Bonus: You are eligible to participate in Organovo’s Bonus Plan, with a target incentive of 35% of base salary (“Target”); however, the actual bonus received will be based upon the company’s performance and the achievement of corporate and individual goals each fiscal year. Bonus payments will be subject to required deductions and withholdings and are calculated as a proportion of annual W-2 earnings. The Company shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph, and if so, the amount of any such bonus.

At Organovo, our salary merit increases, potential bonus amounts and annual equity grants are based upon the assumption that an employee has provided services to the Company for the entire fiscal year. Therefore, if you join Organovo at any time between April 1st and March 31st of any calendar year, your potential salary merit increase, potential bonus, and equity grants, if any is awarded, will be prorated for the actual amount of service you provide during the fiscal year. If you join Organovo in the fourth quarter (between Jan 1st and March 31st) you will not participate in the annual review cycle for that fiscal year, and will not receive any salary increase, bonus, or equity increases in that fiscal year.

Equity Package: In addition, we are pleased to offer you 330,000 stock options and 132,000 RSU’s subject to approval by the Board’s Compensation Committee. One-fourth (1/4th) of the shares will vest one year from the Vesting Commencement Date (which will be set by the Board when the shares are granted) and the remainder on a quarterly basis thereafter over a period totaling four years from the Vesting Commencement Date, subject to your continuous service through each such date, and subject to the terms and conditions of the Organovo Holdings, Inc. 2012 Equity Incentive Plan.

CONFIDENTIAL

Additional Incentive Payment: As an additional incentive for your joining Organovo, and in partial consideration of certain assets you will forfeit upon your departure in your current role, we are offering a signing bonus of $75,000.00 to you, $37,500 of which will be payable upon the four-month anniversary of your start date, and the remaining $37,500 payable upon the nine-month anniversary of your start date. All payments received are subject to appropriate deductions and income tax withholding as required by law.

Severance: You are eligible to participate in the Company’s Severance and Change in Control Plan (the “Plan”), under which in the event that no Change-in-Control has taken place, you are terminated other than for Cause, or that you terminate your service for Good Reason (as “Cause,” “Good Reason,” “Change in Control” are defined in the Plan), and that you timely execute the Company’s form Release and Non-Disparagement Agreement in connection with any such termination, you are entitled to receive 24 months of salary and benefits, and a pro-rated Target bonus.

Change-in-Control: In the event that your service is terminated by the Company (or its Successor) without Cause, or by you for Good Reason, within twelve months after a Change in Control ( as “Cause,” “Good Reason,” and “Change in Control” are defined in the Plan, you will be entitled to receive accelerated vesting of all then-unvested equity, a twenty- four (24) month cash severance, health continuation coverage for twenty-four (24) months, and outplacement services for eighteen (18) months, and a pro-rated Target bonus.

Benefits: You will be eligible to participate in the Company-sponsored benefits programs such as medical, dental, vision, EAP, life insurance, long-term disability, accidental death and dismemberment insurance programs with the option to include your family with additional contribution. Organovo also has a 401(k) retirement plan with a company specified match, and a Section 125 plan allowing employees to have a health care spending account and a dependent care spending account. These latter items allow employees to make contributions with pre-tax dollars.

Personal Time Off: Personal Time Off (PTO) is accrued at 5.23 hours per pay period, which is equivalent to seventeen (17) days for a full time employee on an annual basis, and will increase over time per company policy. We also offer 3 sick days, 8 paid holidays and 2 floating holidays.

Start Date: Should you find our offer attractive, we would like your start date to be August 22, 2016.

This employment offer is contingent upon you signing our Employee Confidentiality Agreement providing legally required evidence of your right to work in the United States as well as Organovo successful completion of your references and background check. In consideration of your employment, you also agree to conform to the polices and standards of the Company.

Your employment will be “at-will” and either party may terminate the relationship at any time with or without cause and with or without notice.

By your signature below, you acknowledge that this offer letter supersedes any prior Offer Letters provided to you by the Company and represents the entire agreement between you and Organovo, and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon Organovo. Any additions or modifications of these

CONFIDENTIAL

terms must be in writing and signed by you and Organovo’s Chief Executive Officer. On the first day of employment, you will be required to provide the Company with the legally required proof of your identity and authorization to work in the United States.

We hope that you’ll accept this offer and look forward to welcoming you aboard! Please feel free to call me if you have any questions.

Sincerely,

/s/ Keith Murphy

Keith Murphy

Chief Executive Officer

To accept this offer:

•	Sign and date this job offer letter where indicated below.

•	Return a signed and dated document back within 5 days of the date of this letter. A copy of the document should be retained for your records. The document should be scanned and returned electronically to HR@organovo.com.

Accept Job Offer

by signing and dating this offer letter, I, Craig Kussman, accept this offer of employment from Organovo, Inc.

Signature: /s/ Craig Kussman            Date: July 31, 2016